JPMorgan Funds - J.P. Morgan Fleming Mutual Fund Group
Rule 10f-3 Transactions
For the period from January 1, 2010 to June 30, 2010

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Mid Cap Value Fund
Trade Date 1/21/10
Issuer Symetra Financial Corporation (SYA) IPO
Cusip 87151Q10
Shares 653,800
Offering Price $12.00
Spread $0.69
Cost $7,845,600
Dealer Executing Trade Merrill Lynch and Company Inc.
% of Offering  purchased by firm 3.77%
Syndicate Members BofA Merrill Lynch, J.P. Morgan, Goldman Sachs & Co., Barclays Capital, UBS Investment Bank, Wells Fargo Securities, Dowling & Partners Securities LLC, Keefe Bruyette & Woods, Sandler O'Neill + Partners, L.P., Sterne Agee
Fund JPMorgan Mid Cap Value Fund
Trade Date 2/23/10
Issuer Wilmington Trust Corporation (WL) Secondary
Cusip 97180710
Shares 141,700
Offering Price $13.25
Spread $0.63
Cost $1,877,525
Dealer Executing Trade Keefe Bruyette & Woods
% of Offering  purchased by firm 1.86%
Syndicate Members J.P. Morgan, Keefe, Bruyette & Woods
Fund JPMorgan Mid Cap Value Fund
Trade Date 4/22/10
Issuer Phillips-Van Heusen (PVH) Secondary
Cusip 71859210
Shares 168,400
Offering Price $66.50
Spread $2.83
Cost $11,198,600
Dealer Executing Trade Barclays Bnk Plc
% of Offering  purchased by firm 5.37%
Syndicate Members BofA Merrill Lynch, Barclays Capital, Credit Suisse, Deutsche Bank Securities, RBC Capital Markets, BBVA Securities, Credit Agricole CIB, Fortis Bank Nederland, HSBC, J.P. Morgan, Scotia Capital , Sun Trust Robinson Humphrey